Exhibit 99.1

      Bank of the Ozarks, Inc. Announces Third Quarter Earnings


    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Oct. 12, 2006--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the quarter ended September 30, 2006 was $8,010,000 compared to $8,071,000 for the third quarter of 2005, a 0.8% decrease. Diluted earnings per share were $0.48 for both the third quarter of 2006 and the third quarter of 2005.

    For the nine months ended September 30, 2006, net income totaled $24,338,000 compared to $23,106,000 for the first nine months of 2005, a 5.3% increase. Diluted earnings per share for the first nine months of 2006 were $1.45 compared to $1.38 for the first nine months of 2005, an increase of 5.1%.

    The Company's annualized returns on average assets and average stockholders' equity for the third quarter of 2006 were 1.29% and 20.18%, respectively, compared to 1.65% and 22.62%, respectively, for the third quarter of 2005. Annualized returns on average assets and average stockholders' equity for the nine months ended September 30, 2006 were 1.40% and 21.19%, respectively, compared to 1.66% and 22.93%, respectively, for the nine months ended September 30, 2005.

    Loans and leases were $1.59 billion at September 30, 2006 compared to $1.33 billion at September 30, 2005, an increase of 19.9%. Deposits were $2.01 billion at September 30, 2006 compared to $1.49 billion at September 30, 2005, an increase of 34.7%. Total assets were $2.52 billion at September 30, 2006 compared to $2.02 billion at September 30, 2005, a 24.6% increase.

    Stockholders' equity was $167 million at September 30, 2006 compared to $143 million at September 30, 2005, an increase of 16.5%. Book value per share was $9.96 at September 30, 2006 compared to $8.59 at September 30, 2005, a 15.9% increase. Changes in stockholders' equity and book value per share reflect earnings, dividends paid, exercise of stock options and changes in unrealized gains and losses on investment securities available for sale. The Company's ratio of common equity to assets was 6.62% as of September 30, 2006 compared to 7.08% as of September 30, 2005, and its ratio of tangible common equity to tangible assets was 6.39% as of September 30, 2006 compared to 6.79% as of September 30, 2005.

    In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "This year we have pursued several previously announced initiatives intended to position us for continued long-term growth. Our initiative to grow and diversify deposits, both from retail and wholesale sources, resulted in record third quarter deposit growth of $190 million. Our 2006 initiatives also include plans for a record number of new offices. During the third quarter we added four new banking offices, relocated a temporary office to a new permanent facility and established a new loan production office. While our 2006 initiatives have increased both overhead and interest expense, and thus impacted 2006 earnings, we believe they will result in meaningful future balance sheet and income growth."

    NET INTEREST INCOME

    Net interest income for the third quarter of 2006 increased 1.8% to $17,774,000 compared to $17,460,000 for the third quarter of 2005 but declined slightly from the record $17,985,000 for the second quarter of 2006. Net interest margin, on a fully taxable equivalent basis, was 3.34% in the third quarter of 2006, a decrease of 85 basis points from 4.19% in the third quarter of 2005 and a decrease of 27 basis points from the second quarter of 2006.

    Net interest income for the nine months ended September 30, 2006 increased 4.9% to $53,197,000 compared to $50,731,000 for the nine months ended September 30, 2005. The Company's net interest margin for the first nine months of 2006 was 3.59%, a decrease of 65 basis points from 4.24% for the first nine months of 2005.

    Mr. Gleason stated, "The relatively flat yield curve between short-term and long-term rates, a challenging competitive environment for pricing both loans and deposits and our decisions to aggressively pursue and price deposits in 2006 have contributed to the decline in our net interest margin and put pressure on earnings. However, we believe the additions of new customers we have achieved and expect to achieve are important in accomplishing our long-term goals."

    NON-INTEREST INCOME

    Non-interest income for the third quarter of 2006 was $5,680,000 compared to $5,164,000 for the third quarter of 2005, a 10.0% increase. Non-interest income for the nine months ended September 30, 2006 was $16,798,000 compared to $14,448,000 for the nine months ended September 30, 2005, a 16.3% increase.

    Third quarter 2006 income from service charges on deposit accounts was $2,540,000, a decrease of 1.2% from $2,570,000 in the third quarter of 2005, and a decline of 1.8% from the record $2,587,000 in the second quarter of 2006. For the first nine months of 2006, income from service charges on deposit accounts was $7,449,000, a 1.5% increase from $7,338,000 in the first nine months of 2005.

    Mortgage lending income decreased 10.8% to $792,000 in the third quarter of 2006 compared to $888,000 in the third quarter of 2005. Mortgage lending income for the first nine months of 2006 was $2,174,000, a 4.2% decrease from $2,270,000 for the first nine months of 2005.

    Trust income for the quarter just ended was $486,000, an increase of 8.5% from $448,000 in the third quarter of 2005. Trust income for the nine months ended September 30, 2006 was $1,397,000, a 13.5% increase from $1,231,000 for the first nine months of 2005.

    Net gains from sales of investment securities and other assets were $760,000 in the third quarter of 2006 compared to $244,000 in the third quarter of 2005. Net gains from sales of investment securities and other assets were $2,631,000 in the first nine months of 2006 compared to $710,000 for the first nine months of 2005.

    NON-INTEREST EXPENSE

    Non-interest expense for the third quarter of 2006 was $11,707,000 compared to $10,270,000 for the third quarter of 2005, an increase of 14.0%. The Company's efficiency ratio for the quarter ended September 30, 2006 was 47.5% compared to 43.0% for the third quarter of 2005. Non-interest expense for the first nine months of 2006 was $33,884,000 compared to $29,774,000 for the first nine months of 2005, an increase of 13.8%. The Company's efficiency ratio for the first nine months of 2006 was 46.0% compared to 43.6% for the first nine months of 2005.

    During the quarter just ended, the Company opened four new banking offices including offices in Texarkana, Springdale and Hot Springs, Arkansas and Texarkana, Texas. The Company also opened a new Fayetteville banking office to replace its temporary office there and established a loan production office in Tulsa, Oklahoma. Throughout 2006 the Company has added staff in existing offices and in various corporate positions as part of its previously announced plans to accelerate growth in many existing offices and to build the personnel infrastructure necessary to support future growth. Mr. Gleason again stated, "The current yield curve and competitive conditions do not provide the ideal environment in which to pursue major growth initiatives. However, considering the opportunities in the markets we have or will enter in 2006 and future years, the financial and competitive position we presently enjoy and the talent now available to us, we believe it is in the best long-term interests of our shareholders to aggressively pursue these initiatives."

    ASSET QUALITY, CHARGE-OFFS AND RESERVES

    Nonperforming loans and leases as a percent of total loans and leases were 0.21% as of September 30, 2006 compared to 0.18% as of September 30, 2005. Nonperforming assets as a percent of total assets were 0.15% as of September 30, 2006 compared to 0.13% as of September 30, 2005. The Company's ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 0.60% at September 30, 2006 compared to 0.38% at September 30, 2005. The Company's annualized net charge-off ratio for the third quarter of 2006 was 0.14% compared to 0.20% for the third quarter of 2005. The Company's annualized net charge-off ratio was 0.11% for both the first nine months of 2006 and the first nine months of 2005.

    The Company's allowance for loan and lease losses increased to $17.3 million at September 30, 2006, or 1.09% of total loans and leases, from $16.9 million, or 1.27% of total loans and leases, at September 30, 2005. As of September 30, 2006, the Company's allowance for loan and lease losses equaled 513% of its total nonperforming loans and leases.

    GROWTH AND EXPANSION

    The seven banking offices the Company added in the first nine months of 2006 and the four additional offices it expects to add in the fourth quarter of 2006 are intended to provide a substantial presence in important new markets. By year-end 2006 the Company expects to grow from its present five to eight banking offices in Benton and Washington counties in northwest Arkansas, open its first permanent banking office in Frisco, Texas and relocate the retail banking activities at its main Ozark, Arkansas office to a new permanent facility.

    Late in the third quarter, the Company established a loan production office in Tulsa, Oklahoma. The Company plans to file an application to begin full-service banking operations in Oklahoma by establishing a new Oklahoma bank subsidiary in 2007. Oklahoma and North Carolina, among other states, permit reciprocal interstate branching, and the Company plans to utilize this new bank subsidiary to expand its North Carolina loan production office to a full-service banking operation, most likely in 2008.

    The Company plans to continue its growth and de novo branching strategy and currently expects to add approximately eight new banking offices, including the new Oklahoma office, during 2007.

    Opening new offices, replacing existing banking offices, converting loan production offices to full service operations and establishing a new Oklahoma bank subsidiary are subject to availability of suitable sites, designing, constructing, equipping and staffing such offices, obtaining regulatory and other approvals and many other conditions and contingencies that the Company cannot predict with certainty.

    ISSUANCE OF TRUST PREFERRED SECURITIES

    On September 29, 2006 the Company, through a wholly-owned subsidiary, issued $20 million of adjustable rate trust preferred securities bearing an interest rate of 90-day LIBOR plus 1.60%, adjustable quarterly. The initial rate is 6.97%. These securities have a December 15, 2036 final maturity and are prepayable at par by the Company on or after the fifth anniversary date or earlier in certain circumstances. This transaction provided the Company additional regulatory capital to support its expected future growth and expansion and for other general corporate purposes.

    CONFERENCE CALL

    Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Friday, October 13, 2006. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 8011921. The telephone playback will be available through October 31, 2006, and the website recording of the call will be available for 12 months.

    GENERAL

    This release contains forward looking statements regarding the Company's plans, expectations, goals and outlook for the future, including expectations for opening new offices, replacing existing banking offices, converting loan production offices to full service operations, establishing a new Oklahoma bank subsidiary, balance sheet and income growth, addition of new customers, and growth in deposits, loans and leases. Actual results may differ materially from those projected in such forward looking statements, due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic conditions and their effects on the creditworthiness of borrowers, collateral values and the value of investment securities, the ability to attract new deposits, loans and leases, delays in identifying and acquiring satisfactory sites and building and opening new offices, delays in or inability to obtain required regulatory approvals, the ability to generate future revenue growth or to control future growth in non-interest expense, as well as other factors identified in this press release or in Management's Discussion and Analysis section and the description of certain Risk Factors contained in the Company's 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

    Bank of the Ozarks, Inc. trades on the NASDAQ Global Select Market under the symbol "OZRK". The Company owns an Arkansas-state-chartered subsidiary bank that conducts banking operations through 59 offices in 33 communities throughout northern, western and central Arkansas, four Texas banking offices, and loan production offices in Little Rock, Arkansas, Charlotte, North Carolina and Tulsa, Oklahoma. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.



                       Bank of the Ozarks, Inc.
                 Selected Consolidated Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                              Unaudited


                                              Quarters Ended
                                               September 30,
                                     ---------------------------------
                                        2006        2005     % Change
                                     ----------- ----------- ---------
Income statement data:
-------------------------------------
  Net interest income                   $17,774     $17,460       1.8%
  Provision for loan and lease losses       550         800     (31.3)
  Non-interest income                     5,680       5,164      10.0
  Non-interest expense                   11,707      10,270      14.0
  Net income                              8,010       8,071      (0.8)

Share and per share data:
-------------------------------------
  Net income - diluted                    $0.48       $0.48         -%
  Net income - basic                       0.48        0.48         -
  Cash dividends                           0.10        0.10         -
  Book value                               9.96        8.59      15.9
  Weighted-average diluted shares
   outstanding (thousands)               16,809      16,780
  End of period shares outstanding
   (thousands)                           16,733      16,653

Balance sheet data at period end:
-------------------------------------
  Total assets                       $2,515,761  $2,019,711      24.6%
  Total loans and leases              1,594,942   1,330,724      19.9
  Allowance for loan and lease losses    17,340      16,915       2.5
  Total investment securities           675,815     514,299      31.4
  Goodwill                                5,243       5,243         -
  Other intangibles - net of
   amortization                             962       1,224     (21.4)
  Total deposits                      2,008,145   1,491,310      34.7
  Repurchase agreements with
   customers                             50,992      25,422     100.6
  Other borrowings                      218,995     307,567     (28.8)
  Subordinated debentures                64,950      44,331      46.5
  Stockholders' equity                  166,629     143,082      16.5
  Loan and lease to deposit ratio         79.42%      89.23%

Selected ratios:
-------------------------------------
  Return on average assets(a)              1.29%       1.65%
  Return on average stockholders'
   equity(a)                              20.18       22.62
  Average equity to average assets         6.38        7.29
  Net interest margin - FTE(a)             3.34        4.19
  Overhead ratio(a)                        1.88        2.10
  Efficiency ratio                        47.49       43.02
  Allowance for loan and lease losses
   to total loans and leases               1.09        1.27
  Nonperforming loans and leases to
   total loans and leases                  0.21        0.18
  Nonperforming assets to total
   assets                                  0.15        0.13
  Net charge-offs to average loans
   and leases(a)                           0.14        0.20

Other information:
-------------------------------------
  Non-accrual loans and leases           $3,379      $2,416
  Accruing loans and leases - 90 days
   past due                                   -           -
  ORE and repossessions                     371         271



                                             Nine Months Ended
                                               September 30,
                                     ---------------------------------
                                        2006        2005     % Change
                                     ----------- ----------- ---------
Income statement data:
-------------------------------------
  Net interest income                   $53,197     $50,731       4.9%
  Provision for loan and lease losses     1,550       1,800     (13.9)
  Non-interest income                    16,798      14,448      16.3
  Non-interest expense                   33,884      29,774      13.8
  Net income                             24,338      23,106       5.3

Share and per share data:
-------------------------------------
  Net income - diluted                    $1.45       $1.38       5.1%
  Net income - basic                       1.46        1.39       5.0
  Cash dividends                           0.30        0.27      11.1
  Book value                               9.96        8.59      15.9
  Weighted-average diluted shares
   outstanding (thousands)               16,800      16,759
  End of period shares outstanding
   (thousands)                           16,733      16,653

Balance sheet data at period end:
-------------------------------------
  Total assets                       $2,515,761  $2,019,711      24.6%
  Total loans and leases              1,594,942   1,330,724      19.9
  Allowance for loan and lease losses    17,340      16,915       2.5
  Total investment securities           675,815     514,299      31.4
  Goodwill                                5,243       5,243         -
  Other intangibles - net of
   amortization                             962       1,224     (21.4)
  Total deposits                      2,008,145   1,491,310      34.7
  Repurchase agreements with
   customers                             50,992      25,422     100.6
  Other borrowings                      218,995     307,567     (28.8)
  Subordinated debentures                64,950      44,331      46.5
  Stockholders' equity                  166,629     143,082      16.5
  Loan and lease to deposit ratio         79.42%      89.23%

Selected ratios:
-------------------------------------
  Return on average assets(a)              1.40%       1.66%
  Return on average stockholders'
   equity(a)                              21.19       22.93
  Average equity to average assets         6.61        7.25
  Net interest margin - FTE(a)             3.59        4.24
  Overhead ratio(a)                        1.95        2.14
  Efficiency ratio                        45.99       43.60
  Allowance for loan and lease losses
   to total loans and leases               1.09        1.27
  Nonperforming loans and leases to
   total loans and leases                  0.21        0.18
  Nonperforming assets to total
   assets                                  0.15        0.13
  Net charge-offs to average loans
   and leases(a)                           0.11        0.11

Other information:
-------------------------------------
  Non-accrual loans and leases           $3,379      $2,416
  Accruing loans and leases - 90 days
   past due                                   -           -
  ORE and repossessions                     371         271


(a) Ratios for interim periods annualized based on actual days



                       Bank of the Ozarks, Inc.
                Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                              Unaudited


                                  12/31/04  3/31/05  6/30/05  9/30/05
                                  --------- -------- -------- --------
Earnings Summary:
----------------------------------
  Net interest income              $16,075  $16,459  $16,811  $17,460
  Federal tax (FTE) adjustment         702      767    1,095    1,247
                                  --------- -------- -------- --------
  Net interest income (FTE)         16,777   17,226   17,906   18,707
  Provision for loan and lease
   losses                             (500)    (500)    (500)    (800)
  Non-interest income                4,397    4,371    4,913    5,164
  Non-interest expense              (9,845)  (9,495) (10,008) (10,270)
                                  --------- -------- -------- --------
  Pretax income (FTE)               10,829   11,602   12,311   12,801
  FTE adjustment                      (702)    (767)  (1,095)  (1,247)
  Provision for income taxes        (3,116)  (3,513)  (3,503)  (3,483)
                                  --------- -------- -------- --------
  Net income                        $7,011   $7,322   $7,713   $8,071
                                  ========= ======== ======== ========

  Earnings per share - diluted       $0.42    $0.44    $0.46    $0.48

Non-interest Income:
----------------------------------
  Service charges on deposit
   accounts                         $2,411   $2,204   $2,564   $2,570
  Mortgage lending income              629      671      712      888
  Trust income                         427      389      394      448
  Bank owned life insurance income     448      449      455      465
  Gains on sales of investment
   securities                            -        -        -      211
  Gains on sales of other assets        13      131      335       33
  Other                                469      527      453      549
                                  --------- -------- -------- --------
  Total non-interest income         $4,397   $4,371   $4,913   $5,164

Non-interest Expense:
----------------------------------
  Salaries and employee benefits    $5,358   $5,445   $5,866   $6,221
  Net occupancy expense              1,436    1,447    1,502    1,632
  Other operating expenses           2,985    2,538    2,574    2,351
  Amortization of intangibles           66       65       66       66
                                  --------- -------- -------- --------
  Total non-interest expense        $9,845   $9,495  $10,008  $10,270

Allowance for Loan and Lease
 Losses:
----------------------------------
  Balance at beginning of period   $15,888  $16,133  $16,437  $16,745
  Net charge-offs                     (255)    (196)    (192)    (630)
  Provision for loan and lease
   losses                              500      500      500      800
                                  --------- -------- -------- --------
  Balance at end of period         $16,133  $16,437  $16,745  $16,915

Selected Ratios:
----------------------------------
  Net interest margin - FTE(a)        4.34%    4.33%    4.22%    4.19%
  Overhead expense ratio(a)           2.33     2.18     2.15     2.10
  Efficiency ratio                   46.50    43.96    43.86    43.02
  Nonperforming loans and
   leases/total loans and leases      0.57     0.36     0.26     0.18
  Nonperforming assets/total
   assets                             0.39     0.39     0.21     0.13
  Loans and leases past due 30
   days or more, including past
   due non-accrual loans and
   leases, to total loans and
   leases                             0.76     0.49     0.45     0.38



                                  12/31/05  3/31/06  6/30/06  9/30/06
                                  --------- -------- -------- --------
Earnings Summary:
----------------------------------
  Net interest income              $17,845  $17,438  $17,985  $17,774
  Federal tax (FTE) adjustment       1,357    1,357    1,130    1,196
                                  --------- -------- -------- --------
  Net interest income (FTE)         19,202   18,795   19,115   18,970
  Provision for loan and lease
   losses                             (500)    (500)    (500)    (550)
  Non-interest income                4,804    6,164    4,954    5,680
  Non-interest expense             (10,306) (11,160) (11,017) (11,707)
                                  --------- -------- -------- --------
  Pretax income (FTE)               13,200   13,299   12,552   12,393
  FTE adjustment                    (1,357)  (1,357)  (1,130)  (1,196)
  Provision for income taxes        (3,460)  (3,545)  (3,491)  (3,187)
                                  --------- -------- -------- --------
  Net income                        $8,383   $8,397   $7,931   $8,010
                                  ========= ======== ======== ========

  Earnings per share - diluted       $0.50    $0.50    $0.47    $0.48

Non-interest Income:
----------------------------------
  Service charges on deposit
   accounts                         $2,537   $2,322   $2,587   $2,540
  Mortgage lending income              763      603      779      792
  Trust income                         442      433      478      486
  Bank owned life insurance income     446      443      455      463
  Gains on sales of investment
   securities                            3    1,831       27      718
  Gains on sales of other assets        68        2       11       42
  Other                                545      530      617      639
                                  --------- -------- -------- --------
  Total non-interest income         $4,804   $6,164   $4,954   $5,680

Non-interest Expense:
----------------------------------
  Salaries and employee benefits    $5,945   $6,584   $6,569   $6,993
  Net occupancy expense              1,673    1,660    1,738    1,732
  Other operating expenses           2,622    2,850    2,644    2,917
  Amortization of intangibles           66       66       66       65
                                  --------- -------- -------- --------
  Total non-interest expense       $10,306  $11,160  $11,017  $11,707

Allowance for Loan and Lease
 Losses:
----------------------------------
  Balance at beginning of period   $16,915  $17,007  $17,175  $17,332
  Net charge-offs                     (408)    (332)    (343)    (542)
  Provision for loan and lease
   losses                              500      500      500      550
                                  --------- -------- -------- --------
  Balance at end of period         $17,007  $17,175  $17,332  $17,340

Selected Ratios:
----------------------------------
  Net interest margin - FTE(a)        4.02%    3.84%    3.61%    3.34%
  Overhead expense ratio(a)           1.97     2.08     1.90     1.88
  Efficiency ratio                   42.93    44.71    45.77    47.49
  Nonperforming loans and
   leases/total loans and leases      0.25     0.24     0.18     0.21
  Nonperforming assets/total
   assets                             0.18     0.17     0.13     0.15
  Loans and leases past due 30
   days or more, including past
   due non-accrual loans and
   leases, to total loans and
   leases                             0.39     0.63     0.45     0.60


(a) Annualized



                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                              Unaudited


                                                  Quarter Ended
                                               September 30, 2006
                                           ---------------------------
                                             Average   Income/  Yield/
                                             Balance   Expense   Rate
                                           ----------- -------- ------
ASSETS
Earning assets:
 Interest earning deposits and federal
  funds sold                                     $242       $3   5.35%
 Investment securities:
  Taxable                                     481,593    6,838   5.63
  Tax-exempt - FTE                            189,553    3,360   7.03
 Loans and leases - FTE                     1,578,630   32,462   8.16
                                           ----------- --------
   Total earning assets - FTE               2,250,018   42,663   7.52
Non-earning assets                            218,075
                                           -----------
   Total assets                            $2,468,093
                                           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and interest bearing transaction   $522,238   $3,624   2.75%
  Time deposits of $100,000 or more           798,886    9,880   4.91
  Other time deposits                         414,651    4,604   4.41
                                           ----------- --------
   Total interest bearing deposits          1,735,775   18,108   4.14
 Repurchase agreements with customers          42,103      387   3.65
 Other borrowings                             327,193    4,270   5.18
 Subordinated debentures                       44,779      928   8.22
                                           ----------- --------
   Total interest bearing liabilities       2,149,850   23,693   4.37
Non-interest bearing liabilities:
 Non-interest bearing deposits                152,427
 Other non-interest bearing liabilities         8,375
                                           -----------
   Total liabilities                        2,310,652
Stockholders' equity                          157,441
                                           -----------
   Total liabilities and stockholders'
    equity                                 $2,468,093
                                           ===========
Interest rate spread - FTE                                       3.15%

                                                       --------
Net interest income - FTE                              $18,970
                                                       ========
Net interest margin - FTE                               3.34%


                                                Nine Months Ended
                                               September 30, 2006
                                           ---------------------------
                                             Average   Income/  Yield/
                                             Balance   Expense   Rate
                                           ----------- -------- ------
ASSETS
Earning assets:
 Interest earning deposits and federal
  funds sold                                     $235       $7   3.71%
 Investment securities:
  Taxable                                     439,583   18,356   5.58
  Tax-exempt - FTE                            196,517   10,339   7.03
 Loans and leases - FTE                     1,482,682   88,083   7.94
                                           ----------- --------
   Total earning assets - FTE               2,119,017  116,785   7.37
Non-earning assets                            204,680
                                           -----------
   Total assets                            $2,323,697
                                           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and interest bearing
   transaction                               $522,300   $9,918   2.54%
  Time deposits of $100,000 or more           719,351   24,125   4.48
  Other time deposits                         375,783   10,976   3.91
                                           ----------- --------
   Total interest bearing deposits          1,617,434   45,019   3.72
 Repurchase agreements with customers          38,350      931   3.24
 Other borrowings                             309,268   11,368   4.91
 Subordinated debentures                       44,482    2,587   7.77
                                           ----------- --------
   Total interest bearing liabilities       2,009,534   59,905   3.99
Non-interest bearing liabilities:
 Non-interest bearing deposits                151,430
 Other non-interest bearing liabilities         9,189
                                           -----------
   Total liabilities                        2,170,153
Stockholders' equity                          153,544
                                           -----------
   Total liabilities and stockholders'
    equity                                 $2,323,697
                                           ===========
Interest rate spread - FTE                                       3.38%

                                                       --------
Net interest income - FTE                              $56,880
                                                       ========
Net interest margin - FTE                                        3.59%



    CONTACT: Bank of the Ozarks, Inc.
             Susan Blair, 501-978-2217